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                                                                    EXHIBIT 99.1

NEWS RELEASE

                             FOR:      Marisa Christina, Incorporated

                             CONTACT:  Michael Lerner
                                       Chairman and Chief Executive Officer
                                       (212) 221-5770
                                       S.E. Melvin Hecht
                                       Vice-Chairman and Chief Financial Officer
                                       (201) 758-9800

FOR IMMEDIATE RELEASE


               MARISA CHRISTINA REPORTS THIRD QUARTER 2004 RESULTS


       New York, New York, November 15, 2004 -- Marisa Christina, Incorporated (Nasdaq: MRSA) today reported results for the quarter and nine months ended September 30, 2004.

       Net sales for the third quarter of 2004 were $8.4 million compared with $10.3 million in the third quarter of 2003, a 19.1 % decrease. Net sales for the nine months ended September 30, 2004 were $16.5 million compared with $18.4 million for the nine months ended September 30, 2003, a 10.4 % decrease. The drop in volume is primarily due to lower sales to a large private label account.

       Gross profit for the third quarter of 2004 was $3.3 million compared with the third quarter of 2003, when the gross profit was $3.9 million. As a percentage of net sales, gross profit increased from 37.9% for the third quarter of 2003 to 39.6% for the third quarter of 2004.

       Operating expenses for the third quarter of 2004 were $2.0 million compared with $2.3 million in the third quarter of 2003, a reduction of 12%.

       During the quarter ended September 30, 2004, the Company reassessed the recovery of its deferred tax assets in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. In making its' assessment, management determined that expected operating results for the three-year period ending December 31, 2004 will not be sufficient to support a conclusion that recovery of the deferred tax assets is more likely than not. While management believes the Company will achieve profitable operations in future years that will enable the Company to recover a substantial portion of its deferred tax assets, the Company presently does not have sufficient objective evidence to support management's belief. Accordingly, the Company increased its valuation allowance for deferred assets by approximately $6.6 million to $11.5 million at September 30, 2004. After giving effect to this valuation allowance, the third quarter of 2004 showed a net

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loss of $5.8 million compared to the third quarter of 2003, where net income was
$1.1 million. For the first nine months of 2004 the loss was $6.8 million compared to the first nine months of 2003, where net income was $91,600.


       Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details.

       Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.



                            -Financial Table Follows-



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                 MARISA CHRISTINA, INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                           Three Months Ended          Nine Months Ended
                                                              September 30,               September 30,
                                                        ------------------------    ------------------------
                                                           2004          2003          2004          2003
                                                        ----------    ----------    ----------    ----------

Net sales                                                   $8,366       $10,347       $16,485       $18,406

Cost of goods sold                                           5,056         6,422        11,514        12,300
                                                        ----------    ----------    ----------    ----------
  Gross profit                                               3,310         3,925         4,971         6,106
Selling, general and administrative expenses                 2,012         2,286         5,332         6,061
                                                        ----------    ----------    ----------    ----------
  Operating earnings (loss)                                  1,298         1,639          (361)           45
Interest income, net                                             6             1            22            23
Other income, net                                                8            15           102            91
                                                        ----------    ----------    ----------    ----------
  Earnings (loss) before income tax expense                  1,312         1,655          (237)          159
Income tax expense                                           7,080           570         6,556            67
                                                        ----------    ----------    ----------    ----------
  Net earnings (loss)                                      $(5,768)       $1,085       $(6,793)          $92
                                                        ==========    ==========    ==========    ==========
Basic and diluted net earnings (loss) per weighted
 average common share                                       $(0.79)        $0.15        $(0.93)        $0.01
                                                        ==========    ==========    ==========    ==========
Diluted weighted average common shares outstanding           7,295         7,295         7,295         7,295
                                                        ==========    ==========    ==========    ==========